Exhibit 10.1

EFJ, INC. 2005 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement is made and entered into by and between EFJ Inc. (the “Company”) and [Insert Full Name] (“Participant”) as of the date of acceptance, pursuant to the EFJ, Inc. 2005 Omnibus Incentive Plan (the “Plan”). The Committee administering the Plan have selected the Participant to receive the following grant of restricted stock units (“RSUs”). This grant of RSUs entitles the Participant to receive a payment in shares of the common stock of EFJ, Inc. (the “Common Stock”) for the number of shares of the Common Stock for which these RSUs were granted, as specified in Section 1 hereof, on the terms and conditions of the Plan, including the Vesting Period, and as set forth below, which Participant accepts and to which the Participant agrees:

1. RSUs Granted:

Number of Shares Subject to RSUs	[Insert Number of RSUs]
Grant Date	[Insert Grant Date]
Expiration Date	[Insert Expiration Date]

2. Vesting Period. The Vesting Period shall commence on the date of this Agreement and shall end on the dates set forth below as to that percentage of the RSUs subject to this Agreement set forth opposite each such date:

Date	Percentage Vested
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	25%
3rd Anniversary of Grant Date	25%
4th Anniversary of Grant Date	25%

Immediately upon vesting, RSUs shall be converted to Common Stock on a one-unit for one-share basis and such Common Stock shall be delivered to Participant as soon as reasonably practicable, subject to the applicable tax withholding.

3. Termination of Employment. If Participant ceases to be an employee, consultant or director of the Company and/or a Subsidiary (collectively referred to as “Service Provider”) prior to completion of any Vesting Period, Participant agrees that all unvested RSUs held by Participant upon the cessation of Participant’s relationship with the Company as a Service Provider will be immediately and unconditionally forfeited without any action required by Participant or the Company.

4. No Ownership Rights Prior to Issuance of Common Stock. Participant shall not have any rights as a shareholder of the Company with respect to the shares of Common Stock underlying the RSUs, including but not limited to the right to vote or receive dividends with respect to such shares of Common Stock, until and after the RSUs have vested.

5. Withholding Taxes. Upon vesting pursuant to the Vesting Period, Participant shall be entitled to receive the shares of Common Stock, less an amount of shares of Common Stock with a Fair Market Value, used herein as defined in the Plan, on the date of vesting equal to the minimum required withholding obligation taking into account all applicable federal, state, local and foreign taxes, resulting in Participant being entitled to receive the net number of shares of Common Stock after withholding of shares for taxes. Notwithstanding the foregoing, prior to the delivery of any shares of Common Stock and at the sole and absolute discretion of the Committee, Participant may make adequate arrangements with the Company to pay the applicable withholding taxes with cash or other payroll withholding.

6. Delivery of Shares of Common Stock. As soon as reasonably practicable following the date of vesting pursuant to the Vesting Period, but in no event later than the 15th day of the third month following the later of the Company’s or the Participant’s tax year end of the year in which vesting occurs, the Company shall cause to be delivered to Participant a stock certificate representing the number of shares of Common Stock (net of tax withholding as provided in Section 5) deliverable to Participant in accordance with the provisions of this Agreement.

7. Nontransferability of RSUs. Prior to their conversion into Common Stock, the RSUs may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as the shares of Common Stock have actually been issued and delivered to Participant.

8. Acknowledgements. Participant acknowledges receipt of, and understands and agrees to the terms of, the RSUs award and the Plan. In addition to the above terms, Participant understands and agrees to the following:

(a) Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement, but prior to the completion of the Vesting Period. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b) Participant acknowledges that as of the date of this Agreement, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock underlying the RSUs in the Company and supersedes all prior oral and written agreements pertaining to the RSUs.

(c) Participant understands that the Company has reserved the right to amend or terminate the Plan at any time, and that the award of RSUs under the Plan at one time does not in any way obligate the Company or its subsidiaries to grant additional RSUs in any future year or in any given amount. Participant acknowledges and understands that Participant’s participation in the Plan is voluntary and that the RSUs and any future RSUs under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law.

(d) Participant acknowledges and understands that the future value of the shares of Common Stock acquired by Participant under the Plan is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from the forfeiture of the RSUs or termination of the Plan or the diminution in value of any shares of Common Stock acquired under the Plan.

9. No Right to Continued Employment. Neither the RSUs nor any terms contained in this Agreement shall confer upon Participant any expressed or implied right to be retained in the service of Company or any subsidiary for any period at all, nor restrict in any way the right of Company or any such subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause.

10. Compliance with Laws and Regulations. The award of the RSUs to Participant and the obligation of the Company to deliver shares of Common Stock hereunder shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any applicable stock exchange.

11. Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail.

12. Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Plan, and, if to Participant, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Participant at his or her last known address as set forth in the Company’s records.

13. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

14. Governing Law. This Agreement together with the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

15. Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Participant, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives.

16. Counterparts. This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this RSU Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

PARTICIPANT	[Insert Name of Company Signatory]

By:
(Signature)

Its:
(Name)

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